EXHIBIT 99.1

Autobytel Reports Third Quarter 2016 Results

Total Revenues up 9% to $43.9 Million; Net Income up 70% to $2.7 Million or $0.21 per Diluted Share

IRVINE, Calif. – November 3, 2016 – Autobytel Inc. (NASDAQ:ABTL), a pioneer and leading provider of digital automotive services connecting in-market car buyers with dealers and OEMs, reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights vs. Year-Ago Quarter

●
Total revenues increased 9% to a Q3 record $43.9 million
●
Advertising revenues increased 130% to $7.4 million, with click revenues up 282% to $5.5 million
●
Net income increased 70% to $2.7 million or $0.21 per diluted share
●
Non-GAAP income increased 26% to $6.5 million or $0.49 per diluted share

Management Commentary

“The third quarter was highlighted by the strong momentum of our advertising-related click product, which has continued to exceed our expectations since acquiring AutoWeb last year,” said Jeff Coats, president and CEO of Autobytel. “At the end of the quarter, we launched the beta version of our new lead-enhanced product solution on AutoWeb.com. Initial customer feedback is positive so we intend to continue to develop similar new products that we believe will ultimately help our customers sell more cars, while making the path to purchase easier and more enjoyable for consumers.

“We also launched a new beta version of our usedcars.com site. This revamped website is now fully-responsive and mobile-friendly. We are extremely excited about the strength of the usedcars.com domain and will continue to invest in usedcars.com in an effort to make it ‘The’ premier used vehicle destination for consumers.

“As we close out another strong year and look ahead to 2017, we plan to increase investments in our key high-growth areas to further accelerate the top line, which we expect will also enhance long-term profitability. Therefore, we are increasing our 2016 revenue guidance, while paring the bottom line to fund these high-growth initiatives. Although we expect to realize some benefit in 2016, we plan to capitalize on these exciting investments next year to drive greater organic revenue growth and profitability. Be it through new or used car leads, clicks, or one of our many value-added product offerings, we remain committed to helping our dealer and OEM customers sell more cars and trucks.”

Third Quarter 2016 Financial Results

Total revenues in the third quarter of 2016 increased 9% to a Q3 record $43.9 million compared to $40.2 million in the year-ago quarter. The increase was primarily driven by the acquisition of AutoWeb, as well as the expansion of most OEM programs. Revenues generated from automotive leads and services were $34.9 million compared to $35.2 million one year ago. Retail revenues were $13.8 million compared to $15.3 million last year, and wholesale revenues increased 6% to $21.1 million compared to $20.0 million.

The expected decline in retail revenues was driven by the transition of 190 retail dealers into one comprehensive OEM program in the second quarter of 2016. This transition has proven to be a success as overall revenues for the program have increased 25%. Additionally, over the last 12 months the company has systematically reduced lower-quality lead supply, which in the short term has impacted both retail and OEM/wholesale revenue. However, longer term, the company is seeing very positive results. Early indicators such as three and six month retention are both up nicely in the most recent periods.

Advertising revenues increased 130% to $7.4 million compared to $3.2 million in the year-ago quarter. The increase was due to growth in display and other advertising, as well as a significant increase in click revenue. The increase in click revenue was driven by growth and continued investment in the company’s AutoWeb products. Sequentially, click revenue increased 50% compared to the second quarter of 2016.

Gross profit in the third quarter increased 3% to $15.8 million compared to $15.3 million in the year-ago quarter. As expected, gross margin decreased to 35.9% compared to 38.1% one year ago due to an increase in traffic acquisition costs, as well as an increase in amortization of intangible assets associated with the acquisition of AutoWeb. The company expects gross margin to continue in the mid-30% range over the next several quarters, as Autobytel invests in its core products to grow revenues and profitability.

Total operating expenses in the third quarter were $11.5 million compared to $12.0 million in the year-ago quarter. As a percentage of revenues, total operating expenses were 26.2% compared to 29.8% in the third quarter of 2015. The decrease was largely attributable to non-recurring, transaction-related expenses in 2015, as well as cost savings from the company’s IT development migration, which was initiated during the first quarter of 2016 and is representative of the company’s commitment to optimizing the business.

Net income in the third quarter of 2016 increased 70% to $2.7 million or $0.21 per diluted share, compared to $1.6 million or $0.14 per diluted share in the year-ago quarter.

Non-GAAP income increased 26% to $6.5 million or $0.49 per diluted share, compared to $5.2 million or $0.45 per diluted share in the third quarter of 2015 (see "Note about Non-GAAP Financial Measures" below for further discussion).

At September 30, 2016, cash and cash equivalents increased 36% to $32.7 million compared to $24.0 million at December 31, 2015. Total debt was reduced to $23.1 million compared to $27.0 million at December 31, 2015.

Business Outlook

Autobytel now expects 2016 revenue to range between $153 million and $155 million, representing an increase of approximately 15% to 16% from 2015. The company also expects its 2016 non-GAAP income to range between $16.5 million and $16.9 million, representing an increase of approximately 7% to 10% from 2015, with non-GAAP diluted EPS ranging between $1.23 and $1.26 (previously $1.39 to $1.43) compared to $1.22 in 2015. The reduction in the company’s 2016 outlook for non-GAAP income and diluted EPS is a result of the aforementioned increase of investments in the company’s key high-growth areas, which Autobytel expects will further accelerate revenue and profitability in 2017.

The company has not provided a reconciliation of its 2016 non-GAAP income or non-GAAP diluted EPS guidance to the most directly comparable GAAP financial measures because the effect, timing and potential significance of the effects of tax considerations, primarily related to the company’s net operating loss carryforwards, are out of the company's control and/or cannot be reasonably predicted. Consequently, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Conference Call

Autobytel will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2016 results, followed by a question-and-answer session.

Date: Thursday, November 3, 2016
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 93691416

During the call, Autobytel management will refer to a supplementary slide presentation, which will be available for download in the Investor Relations section of the company's website.

The conference call will also be broadcast live at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations"). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through November 10, 2016. The call will also be archived in the Investor Relations section of Autobytel's website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 93691416

Tax Benefit Preservation Plan

At December 31, 2015, the company had approximately $88.2 million in available net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes. The company's Tax Benefit Preservation Plan ("Plan") was adopted by the company's Board of Directors to preserve the company's NOLs and other tax attributes and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company's outstanding common stock and could result in substantial dilution of the acquirer's percentage ownership in the company. As of October 31, 2016, there were 10,962,330 shares of the company’s common stock, $0.001 par value, outstanding. There is no guarantee that the Plan will achieve the objective of preserving the value of the company's NOLs. For more information, please visit http://investor.autobytel.com/tax.cfm.

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Note about Non-GAAP Financial Measures

In this press release, Autobytel has disclosed non-GAAP income and non-GAAP EPS, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2016 and 2015 third quarter. The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain on investment, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding. The company's management believes that presenting non-GAAP income and non-GAAP EPS provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations and are better metrics for monitoring the company's performance given the effects of the company's NOLs, acquisitions and non-cash stock based compensation. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. A table providing a reconciliation of non-GAAP income and non-GAAP EPS is included at the end of this press release.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) the company intends to continue to develop products similar to its new lead-enhanced product solution on AutoWeb.com that the company believes will ultimately help its customers sell more cars, while making the path to purchase easier and more enjoyable for consumers.; (ii) the company will continue to invest in usedcars.com in an effort to make it ‘The’ premier used vehicle destination for consumers; (iii) the company plans to increase investments in its key high-growth areas to further accelerate the company’s top line, which we expect will also enhance long-term profitability; (iv) the company expects to realize some benefit in 2016 from its investments in key high-growth areas and plans to capitalize on these exciting investments in 2017 to drive greater organic revenue growth and profitability; (v) the company expects gross margin to continue in the mid-30% range over the next several quarters, as it invests in its core products to grow revenues and profitability; (v) the company expects its 2016 revenue to range between $153 million and $155 million, representing an increase of approximately 15% to 16% from 2015; (vii) the company expects its 2016 non-GAAP income to range between $16.5 million and $16.9 million, representing an increase of approximately 7% to 10% from 2015; and (viii) the company expects its 2016 non-GAAP diluted EPS to range between $1.23 and $1.26 (previously $1.39 to $1.43), which compares to $1.22 in 2015, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward- looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$32,729	$23,993
Accounts receivable (net of allowances for bad debts and customer credits of $894 and $1,045 at September 30, 2016 and December 31, 2015, respectively)	32,127	28,091
Deferred tax asset	3,089	3,642
Prepaid expenses and other current assets	1,094	1,276
Total current assets	69,039	57,002
Property and equipment, net	5,019	4,296
Investments	680	680
Intangible assets, net	25,171	29,515
Goodwill	42,821	42,903
Long-term deferred tax asset	17,820	17,820
Other assets	1,591	1,372
Total assets	$162,141	$153,588

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$11,390	$7,643
Accrued expenses and other current liabilities	10,933	10,744
Current portion of term loan payable	5,250	5,250
Total current liabilities	27,573	23,637
Convertible note payable	1,000	1,000
Long-term portion of term loan payable	8,812	12,750
Borrowings under revolving credit facility	8,000	8,000
Total liabilities	45,385	45,387

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, none issued and outstanding	-	-
Series B Preferred stock, 168,007 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 10,932,050 and 10,626,624 shares issued and outstanding, as of September 30, 2016 and December 31, 2015, respectively	11	11
Additional paid-in capital	348,547	342,485
Accumulated deficit	(231,802)	(234,295)
Total stockholders' equity	116,756	108,201
Total liabilities and stockholders' equity	$162,141	$153,588

 AUTOBYTEL INC.

  UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

 (Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015

Revenues:
Lead fees	$36,202	$36,459	$98,706	$88,480
Advertising	7,371	3,211	16,412	6,846
Other revenues	338	505	1,188	1,479
Total revenues	43,911	40,175	116,306	96,805
Cost of revenues	28,156	24,878	72,995	59,639
Gross profit	15,755	15,297	43,311	37,166

Operating expenses:
Sales and marketing	3,964	4,109	14,026	11,430
Technology support	2,943	3,574	10,775	7,952
General and administrative	3,346	3,600	10,405	9,854
Depreciation and amortization	1,270	720	3,809	1,808
Litigation settlements	(24)	(25)	(25)	(75)
Total operating expenses	11,499	11,978	38,990	30,969
Operating income	4,256	3,319	4,321	6,197
Interest and other income (expense), net	(206)	(216)	(643)	(546)
Income tax provision	1,312	1,488	1,185	2,391
Net income and comprehensive income	$2,738	$1,615	$2,493	$3,260

Basic earnings per common share	$0.26	$0.16	$0.23	$0.33
Diluted earnings per common share	$0.21	$0.14	$0.19	$0.30

Shares used in computing earnings per common share (in thousands):
Basic	10,726	10,375	10,610	9,732
Diluted	13,337	11,540	13,170	10,718

 AUTOBYTEL INC.
 RECONCILIATION OF NON-GAAP INCOME / EPS
 (Amounts in thousands, except per-share data)

	Three Months Ended		Three Months Ended		Three Months Ended		Nine Months Ended
	March 31,		June 30,		September 30,		September 30,
	2016	2015	2016	2015	2016	2015	2016	2015

Net income (loss)	$(676)	$773	$430	$871	$2,738	$1,615	$2,493	$3,260
Amortization of acquired intangibles	1,426	376	1,403	512	1,509	667	4,338	1,556
Non-cash stock based compensation
Cost of revenues	14	25	15	38	19	43	48	106
Sales and marketing	633	140	341	146	384	153	1,358	439
Technology support	329	71	92	151	77	201	499	422
General and administrative	388	417	418	217	460	287	1,266	922
Total non-cash stock-based compensation	1,364	653	866	552	940	684	3,171	1,889
Acquisition costs	429	-	148	925	-	726	577	1,652
Severance costs	839	330	-	-	-	-	839	330
Litigation settlements	(5)	(25)	4	(25)	(24)	(25)	(25)	(75)
Income taxes	(432)	257	305	647	1,312	1,488	1,185	2,391

Non-GAAP income	$2,945	$2,364	$3,156	$3,482	$6,475	$5,155	$12,578	$11,003

Weighted average diluted shares	13,346	11,097	13,295	11,057	13,337	11,540	13,170	10,718

Diluted GAAP EPS	$(0.06)	$0.07	$0.03	$0.08	$0.21	$0.14	$0.19	$0.30
EPS impact of adjustments	0.27	0.14	0.21	0.24	0.28	0.31	0.77	0.72
Non-GAAP EPS	$0.22	$0.21	$0.24	$0.31	$0.49	$0.45	$0.96	$1.03

Company Contact

Kimberly Boren

Chief Financial Officer

949-862-1396

kimb@autobytel.com

Investor Relations

Liolios

Cody Slach or Sean Mansouri

949-574-3860

ABTL@liolios.com

Source: Autobytel Inc.